Exhibit 2

Free Translation
from the Portuguese

EMBRAER – EMPRESA BRASILEIRA DE AERONÁUTICA S.A.
PUBLIC COMPANY

CNPJ no. 60.208.493/0001-81
NIRE no. 35.300.026.420

MINUTES N. 002/2006 – BOOK 12
MINUTES OF THE SPECIAL MEETING OF THE BOARD OF DIRECTORS
HELD ON MARCH 20, 2006

On March 20, 2006, at 11:00 a.m., at the offices of Embraer in the City of São Paulo, State of São Paulo, at J.K. Financial Center Building, at Av. Juscelino Kubitschek, 510, 8th floor, a Special Meeting of the Board of Directors of Embraer – Empresa Brasileira de Aeronáutica S.A. was held, having as chairman by Mr. Vitor Sarquis Hallack, Chairman of the Board of Directors, and with the presence of Messrs. Wilson Carlos Duarte Delfino, Carlyle Wilson, Maysa Oliveira da Volta, Carlos Alberto Cardoso Moreira, Neimar Dieguez Barreiro, Rubens A. Barbosa, Paulo César de Souza Lucas, Sergio Álvaro da Fonseca Pinho e Maurício Novis Botelho, who have signed the Book of Presence, in order to discuss and resolve on the proposal to amend the proposed By-Laws, which is attached as Exhibit V to the Protocol of Merger and Justification related to the merger of the Company with and into Rio Han Empreendimentos e Participações S.A., as approved by the Board of Directors at a meeting held on January 19, 2006. By initiating the works, the Chairman clarified to the Board members that (i) the amendments to the proposed By-Laws related to the golden share were requested by the Office of Attorney-General of the National Treasury – PGFN; (ii) the inclusion of article 66 is being proposed in order to allow that the first call notice to the Annual General Shareholders’ Meeting to be held in April 2006 be published within less than 30 days prior to the meeting, as required by article 20 of such By-laws; and (iii) the other amendments were inserted upon demand of the Stock Exchange of São Paulo – BOVESPA as a condition for the listing of Rio Han Empreendimentos e Participações S.A. on the Novo Mercado segment, after approval of the restructuring of the Company, as submitted to the Board of Directors on January 19, 2006. After that, the Chairman placed for voting the sole item of the agenda, having the Board Members present to the meeting unanimously approved the amendments to the proposed By-laws of Rio Han Empreendimentos e Participações S.A., attached as Exhibit V to the Protocol of Merger and Justification related to the merger of the Company with and into the above mentioned company, with the consequent restatement of the proposed By-laws.  The Board of Directors decided that such document, duly initialed by the members of the Desk, shall be filed at the head offices of the Company, and the Executive Committee shall disclose the new proposed By-laws to the market, indicating the changes made to the previous draft approved by the Board of Directors on January 19, 2006.  There being no further business, the President declared the meeting to be adjourned and I, Flávio Rímoli, as secretary, drafted these minutes, signed by everyone present.

São Paulo, March 20, 2006.

/s/ VITOR SARQUIS HALLACK
VITOR SARQUIS HALLACK
Chairman

/s/ WILSON CARLOS DUARTE DELFINO
WILSON CARLOS DUARTE DELFINO
Vice-Chairman

/s/ CARLYLE WILSON
CARLYLE WILSON
Board Member

/s/ MAYSA OLIVEIRA DA VOLTA
MAYSA OLIVEIRA DA VOLTA
Board Member

/s/ CARLOS ALBERTO CARDOSO MOREIRA
CARLOS ALBERTO CARDOSO MOREIRA
Board Member

/s/ NEIMAR DIEGUEZ BARREIRO
NEIMAR DIEGUEZ BARREIRO
Board Member

/s/ RUBENS A. BARBOSA
RUBENS A. BARBOSA
Board Member

/s/ PAULO CÉSAR DE SOUZA LUCAS
PAULO CÉSAR DE SOUZA LUCAS
Board Member

/s/ SERGIO ÁLVARO DA FONSECA PINHO
SERGIO ÁLVARO DA FONSECA PINHO
Board Member

/s/ MAURÍCIO NOVIS BOTELHO
MAURÍCIO NOVIS BOTELHO
Board Member

/s/ FLÁVIO RÍMOLI
FLÁVIO RÍMOLI
Secretary